EXHIBIT 8.1

LIST OF MAJOR SUBSIDIARIES

	Place of	Ownership
Name of entity	incorporation	interest
CS PowerTech Inc.	USA	91	%*
Mesquite Modules Corporation	USA	91	%*
Jeffersonville PVcells Corporation	USA	91	%*
CS Power Systems Inc.	USA	91	%*
Canadian Solar Energy Storage (USA) Inc.	USA	91	%*
Canadian Solar US Renewable Energy Corporation	USA	64	%**
Canadian Solar US Module Manufacturing Corporation	USA	64	%**
Canadian Solar US Cell Manufacturing Corporation	USA	64	%**
Canadian Solar SSES (US) Inc.	USA	64	%**
Canadian Solar (USA) Inc.	USA	64	%**
Recurrent Energy, LLC	USA	100	%***
Recurrent Energy B.V.	Netherlands	100	%***
Canadian Solar New Energy Holding Company Limited	Hong Kong	100	%***
Canadian Solar UY Holding LATAM	Uruguay	100%
Canadian Solar Brasil I Fundo de Investimento em Participacoes – Multiestrategia	Brazil	100%
Canadian Solar Solutions Inc.	Canada	100%
CSI Solar Co., Ltd.	PRC	64%
CSI Cells Co., Ltd.	PRC	64	%**
Canadian Solar Manufacturing (Luoyang) Inc.	PRC	64	%**
Canadian Solar Sunenergy (Baotou) Co., Ltd.	PRC	64	%**
CSI Solar Technology (Xining) Co., Ltd	PRC	64	%**
Canadian Solar Manufacturing (Changshu) Inc.	PRC	64	%**
Canadian Solar Sunenergy (Jiaxing) Co. Ltd	PRC	64	%**
Canadian Solar Sunenergy (SuQian) Co., Ltd.	PRC	64	%**
Canadian Solar International Limited	Hong Kong	64	%**
Canadian Solar Manufacturing (Thailand) Co., Ltd.	Thailand	64	%**

*

As of December 31, 2025, none of CS PowerTech Inc., Mesquite Modules Corporation, Jeffersonville PVcells Corporation, CS Power Systems Inc., or Canadian Solar Energy Storage (USA) Inc., each of which is an operating entity formed in connection with our U.S. strategic initiative, met the definition of a “significant subsidiary” under Rule 1-02(w) of Regulation S-X.

**	Significant subsidiaries (as defined in Rule 1-02(w) of Regulation S-X) held through CSI Solar Co., Ltd. in which CSI owned approximately 64% interest as of December 31, 2025.
***	BlackRock invested $500.0 million in the Series A preferred shares of Recurrent Energy B.V. which are subject to conversion rights into ordinary shares of Recurrent Energy B.V.